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                      August 23, 2023

       Leonardo George de Magalh  es
       Chief Officer for Finance and Investor Relations
       Companhia Energ  tica De Minas Gerais     Cemig
       1200, Avenida Barbacena
       Belo Horizonte
       MG, Brazil CEP 30190-131


                                                        Re: Companhia Energ
tica De Minas Gerais     Cemig
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed May 16, 2023
                                                            File No. 001-15224

       Dear Leonardo George de Magalh  es:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation